Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-205303, No. 333-182823, No. 333-180493, No. 333-178700, No. 333-164575 and No. 333-180609) on Forms S-3, and registration statements (No. 333-210257, No. 333-182853 and No. 333-181477) on Forms S-8 of XpresSpa Group, Inc. (formerly FORM Holdings Corp.), of our report dated March 29, 2018, with respect to the consolidated balance sheets of XpresSpa Group, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2017 annual report on Form 10-K of XpresSpa Group, Inc. and subsidiaries.

/s/ CohnReznick LLP

March 29, 2018
Jericho, New York